Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
REPORTS HIGHER REVENUE AND OPERATING INCOME
FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2005
San Francisco, CA, October 27, 2005 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), the leading provider of Gamma Knife7 radiosurgery services, today announced higher revenue and operating income for the third quarter and first nine months of 2005 versus the comparable periods of 2004.
Third Quarter Results
For the three months ended September 30, 2005, revenue increased 6% to $4,402,000 compared to $4,136,000 for the same period last year. This growth reflected the addition of two new Gamma Knife units that went into service in the first half of 2005, and the Company’s 21st Gamma Knife that began treating patients in August 2005. Operating income increased for the 19th consecutive quarter, and income before taxes for this year’s third quarter rose 3% compared to the prior-year period.
Net income for the third quarter of 2005 was $502,000, or $0.10 per diluted share, reflecting an effective income tax rate of 21%. This compares to net income for the third quarter of 2004 of $840,000, or $0.16 per diluted share, reflecting an income tax benefit of $226,000. The 21% income tax rate in the 2005 third quarter resulted from a reduction in income tax benefit related to the exercise of previously expensed stock options, to $123,000 for this year’s third quarter from $472,000 for the same period last year. With the option exercise program of AMS’ Chairman and CEO now complete, the company expects a 40% tax rate beginning in the fourth quarter of 2005.
At September 30, 2005, AMS reported working capital of $4,187,000, and cash, cash equivalents and securities of $8,334,000. Shareholders’ equity increased to $18,079,000 compared to $17,546,000 at December 31, 2004.
Nine Month Results
For the nine months ended September 30, 2005, revenue increased 9% to $13,581,000 from $12,479,000 for the first nine months of 2004. Operating income increased 3% to $2,557,000 from $2,471,000 for the same period a year ago. Income before income taxes increased 5%, to $1,862,000 from $1,771,000 for last year’s first nine months. Net income for the first nine months of 2005 decreased to $1,288,000, or $0.26 per diluted share, from $1,599,000, or $0.31 per diluted share, in 2004, reflecting a reduction in income tax benefit for 2005 compared to 2004.
Operations Review
“On balance, the performance of our current portfolio of 21 Gamma Knife units now in operation at medical centers throughout the United States met our expectations for the third quarter,” said Chairman and Chief Executive Officer Ernest A. Bates, M.D. “Because the market for Gamma Knife units and other advanced therapeutic equipment is large and under-penetrated, we have an outstanding opportunity to deliver long-term growth. During the third quarter we made substantial progress toward this objective as we diligently worked with a number of clients through the complex and often lengthy sales cycle characteristic of our industry. Today we are in the late stages of negotiations for the development of several new Gamma Knife centers, and we expect that contracts will be awarded to AMS in the near future. Additionally, we have reached agreement with two of our current customers to upgrade their Gamma Knife units and extend the number of years of those agreements. We also are pursuing a number of serious opportunities to augment our Gamma Knife business with the latest Intensity Modulated Radiation Therapy (IMRT) and Image Guided Radiation Therapy (IGRT) equipment and our Operating Room for the 21st Century concept.”
Earnings Conference Call
American Shared has scheduled a conference call at 4:00 pm EDT (1:00 pm PDT) today. To participate in the live call, dial 800-471-6718 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.companyboardroom.com. A replay will be available for 30 days at these same internet addresses, or by calling 888-843-8996, pass code 13077322.
About AMS
American Shared Hospital Services is building a profitable medical services company in an underserved niche — turnkey technology solutions for advanced radiosurgical procedures. The Company’s core business is supplying hospitals with the Gamma Knife — a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Gamma Knife, the gold standard in radiosurgery, reduces surgical risk and patient discomfort, resulting in a shorter hospital stay and lower risk of complications. In most cases, Gamma Knife patients resume their normal activities within a few days of treatment, compared to weeks or months for patients who undergo conventional surgery. More than 250,000 patients worldwide have already received this treatment. American Shared Hospital Services is the world leader in providing Gamma Knife radiosurgery services.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business and the risks of developing its IMRT and The Operating Room for the 21st Century® programs. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Report on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005 and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 16, 2005.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 277-5162
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE Third Quarter 2005 Financial Results	October 27, 2005 Page 3
Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenue	$4,402,000	$4,136,000	$13,581,000	$12,479,000
Costs of revenue	2,210,000	1,906,000	6,799,000	5,936,000

Gross margin	2,192,000	2,230,000	6,782,000	6,543,000
Selling & administrative expense	794,000	817,000	2,648,000	2,345,000
Interest expense	531,000	553,000	1,577,000	1,727,000

Operating income	867,000	860,000	2,557,000	2,471,000
Interest & other income	29,000	21,000	129,000	64,000
Minority interest expense	(263,000)	(267,000)	(824,000)	(764,000)

Income before income taxes	633,000	614,000	1,862,000	1,771,000
Income tax expense	131,000	(226,000)	574,000	172,000

Net income	$502,000	$840,000	$1,288,000	$1,599,000

Earnings per common share:
Basic	$0.10	$0.18	$0.26	$0.38

Assuming dilution	$0.10	$0.16	$0.26	$0.31

	Balance Sheet Data
	9/30/2005	9/30/2004

Cash and cash equivalents	$3,759,000	$9,512,000
Restricted cash	$50,000	$50,000
Securities	$4,525,000	$0
Current assets	$12,508,000	$13,106,000
Total assets	$48,550,000	$46,158,000

Current liabilities	$8,321,000	$8,154,000
Shareholders’ equity	$18,079,000	$17,326,000